Exhibit 99.2

THE PRINCETON REVIEW, INC.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET AND STATEMENTS OF

OPERATIONS

Penn Foster acquisition

On December 7, 2009 (the “Closing Date”), The Princeton Review, Inc. (the “Company” or “Princeton Review”) acquired all of the issued and outstanding shares (the “Shares”) of capital stock of Penn Foster Education Group, Inc. and its subsidiaries (“Penn Foster”). The acquisition was completed pursuant to a Stock Purchase Agreement (the “Acquisition Agreement”) among Penn Foster Holdings, LLC (“Seller”), certain members of Seller and Penn Foster. In consideration for the sale of Shares by Seller, the Company paid to the Seller an aggregate purchase price in cash of $170.0 million plus an estimated working capital payment of approximately $6.2 million, which is subject to potential post-closing adjustments. Pursuant to the Acquisition Agreement, 5% of the purchase price was placed into an escrow account for a period of 12 months following the Closing Date as security for Seller’s indemnification obligations under the Acquisition Agreement.

To finance the acquisition, the Company (i) borrowed $40.0 million through a term loan under a credit agreement entered into with General Electric Capital Corporation (ii) borrowed $51.0 million under a senior subordinated note purchase agreement entered into with Sankaty Credit Opportunities IV, LP (“Sankaty”) and Falcon Mezzanine Partners II (and certain of its affiliates) (“Falcon”), (iii) borrowed $25.5 million in junior subordinated debt under a securities purchase agreement entered into with Sankaty and Falcon, (iv) borrowed $40.8 million under a bridge note purchase agreement entered into with Sankaty, and (v) issued an aggregate of 98,275 shares of Series E Non-Convertible Preferred Stock (“Series E Preferred Stock”) with a stated value of $1,000 per share, including 54,000 shares of Series E Preferred Stock in exchange for all outstanding Series C Convertible Preferred Stock.

TPROC acquisition

On July 24, 2008, the Company acquired Princeton Review’s franchises in southern California, Utah, and New Mexico pursuant to the following agreements:

•

An Agreement and Plan of Reorganization (the “Merger Agreement”) by and among Princeton Review, TPR SoCal I, Inc. (“Sub I”) , a Delaware corporation and a wholly owned subsidiary of Princeton Review, TPR SoCal, LLC (“Sub II”), a Delaware limited liability company and a wholly-owned subsidiary of Princeton Review, The Princeton Review of Orange County, Inc. (“TPROC”), and the sole stockholder of TPROC, Paul Kanarek (“PK”).

•	A Franchise and Asset Sale Agreement by and among Princeton Review, Sub II, LeComp Co. Inc. (“LeComp”), a California corporation, and the sole stockholder of LeComp.

•	A Franchise and Asset Sale Agreement by and among Princeton Review, Sub II and PK.

Pursuant to the Merger Agreement, Sub I merged into TPROC and then TPROC merged into Sub II, with Sub II continuing as a wholly owned subsidiary of Princeton Review. Sub II subsequently changed its name to the Princeton Review of Orange County, LLC. Princeton Review also purchased certain franchise rights and also assumed certain related liabilities from LeComp and PK.

The consideration paid for the above transactions, (collectively the “TPROC Acquisition”), was 719,149 shares of common stock of Princeton Review and approximately $25.4 million in cash. The common stock of Princeton Review was valued at $5.7 million based on the average trading price of the common stock during the period from two days before and through two days after the transaction was announced.

The financial statements of TPROC include the combined results of locations operated under franchise agreements between Princeton Review and PK, TPROC, and LeComp. The operations of the locations that were subject to the aforementioned franchise agreements were managed as one business. All of these operations were under the common control of PK. The sole shareholder of the TPROC was PK. The sole shareholder of LeComp, Lloyd Eric Costen (“LEC”), and PK historically ran the operations of all locations on a combined basis and divided the profits and losses of the combined business. PK was the Managing Director of all the locations subject to the Princeton Review franchise agreements with LeComp, and LEC did not have the ability to replace PK as the Managing Director. Accordingly, the results of TPROC include the combined results of all locations that were operated under franchise agreements between Princeton Review and TPROC, PK, and LeComp.

TSI acquisition

On March 7, 2008, the Company entered into a Merger Agreement with Alta Colleges, Inc. (“Alta”). Under the terms of the agreement, Test Services, Inc. (“TSI”) became a wholly owned subsidiary of Princeton Review, and Alta received purchase consideration consisting of $4.6 million in cash and 4,225,000 shares of common stock of Princeton Review (the “Alta Shares”). The Alta Shares were valued at $35.4 million based on the average trading price of the common stock during the period from two days before and through two days after the transaction was announced. In the event that the aggregate value of the Alta Shares, plus $4.6 million, is less than $36.0 million, Princeton Review may become obligated to pay additional consideration to Alta (the “Additional Consideration”). The final transaction value determination is to be made upon the earliest of (1) the date on which Alta sells the last of the Alta Shares, (2) the date on which Princeton Review, by merger or otherwise, is sold in a transaction that results in a change in control of Princeton Review as defined in the TSI agreement, or a sale of all or substantially all of Princeton Review’s assets, or (3) March 31, 2010. At such time, a final evaluation of the value of the Alta Shares will be made, and if the final value of such shares, plus $4.6 million in cash, is less than $36.0 million, a number of additional shares of Princeton Review common stock equal to the shortfall of such value below $36.0 million, calculated in accordance with the TSI Merger Agreement, shall be issued to Alta, subject to certain exceptions set forth in the TSI Merger Agreement. Princeton Review may also elect to pay any of the Additional Consideration in cash instead of issuing shares of Princeton Review common stock, subject to certain exceptions set forth in the TSI Merger Agreement. The maximum amount of Additional Consideration as determined in accordance with the TSI Merger Agreement is approximately $9.9 million.

Overview

The unaudited pro forma combined balance sheet and statements of operations, together referred to as the “pro forma statements”, should be read in conjunction with the historical consolidated financial statements and notes thereto of Princeton Review included in its Annual Report on Form 10-K for the year ended December 31, 2008, and its Quarterly Report on Form 10-Q for the period ended September 30, 2009. The pro forma statements show summary unaudited pro forma combined financial information as if Princeton Review and Penn Foster had been combined as of September 30, 2009 for balance sheet purposes, and as if Princeton Review, Penn Foster, TPROC and TSI had been combined as of January 1, 2008 for statement of operations purposes.

The fair value of the assets and liabilities acquired from Penn Foster and the identification and valuation (if applicable) of embedded derivatives associated with the related financings are dependent upon certain valuations and studies that have not yet been finalized. Accordingly, the pro forma purchase price allocation, debt valuations, depreciation and amortization adjustments and interest adjustments are preliminary, subject to future adjustments and have been made solely for purpose of providing the unaudited pro forma statements.

The pro forma statements are presented for illustrative purposes only and are not necessarily indicative of what Princeton Review’s actual results would have been had the acquisitions been completed on the dates indicated above.

THE PRINCETON REVIEW, INC.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

As of September 30, 2009

(In thousands, except share and per share data)

	Historical Princeton Review (A)	Acquisition Financing		Historical Penn Foster (B)	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$10,237	$179,163	(1a)	$5,970	$(176,264	)(2)	$19,106
Restricted cash and cash equivalents	616	—		—	—		616
Accounts receivable, net	10,934	—		1,112	—		12,046
Other receivables	867	—		—	—		867
Inventory	2,096	—		5,273	—		7,369
Prepaid expenses	1,197	—		—	—		1,197
Deferred income taxes	658	—		16,112	(4,975	)(3a)	11,795
Other current assets	1,860	—		5,882	—		7,742

Total current assets	28,465	179,163		34,349	(181,239)		60,738

Furniture, fixtures, equipment and software development, net	18,147	—		7,126	2,942	(3b)	28,215
Goodwill	84,584	—		11,251	90,126	(3c)	185,961
Other intangibles, net	27,536	—		19,617	60,083	(3d)	107,236
Other assets	1,287	1,353	(1b)	1,674	1,850	(3e)	6,164

Total assets	$160,019	$180,516		$74,017	$(26,238)		$388,314

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,297	$—		$1,145	$—		$4,442
Accrued expenses	8,962	—		5,839	—		14,801
Current maturities of long-term debt	3,735	1,000	(1c)	4,137	(4,103	)(2)	4,769
Deferred revenue	17,541	—		15,207	(650	)(3f)	32,098

Total current liabilities	33,535	1,000		26,328	(4,753)		56,110

Deferred rent	1,620	—		—	—		1,620
Long-term debt	5,420	137,657	(1c)	7,817	(7,817	)(2)	143,077
Other liabilities	650	—		2,756	—		3,406
Deferred tax liability	6,733	—		7,659	15,789	(3g)	30,181
Series C Preferred Stock	66,313	(66,313	)(1d)	—	—		—
Series E Preferred Stock	—	96,627	(1d)	—	—		96,627
Commitments and contingencies
Stockholders’ equity
Common stock	337	—		—	—		337
Additional paid-in capital	162,495	12,313	(1d)	20,100	(20,100	)(3h)	174,808
Accumulated (deficit) earnings	(116,539)	(768	)(1b)	9,148	(9,148	)(3h)	(117,307)
Accumulated other comprehensive (loss) gain	(545)	—		209	(209	)(3h)	(545)

Total stockholders’ equity	45,748	11,545		29,457	(29,457)		57,293

Total liabilities and stockholders’ equity	$160,019	$180,516		$74,017	$(26,238)		$388,314

(A)	As reported in Princeton Review’s unaudited balance sheet included in its Quarterly Report on Form 10-Q as of September 30, 2009, as filed with the SEC.
(B)	Derived from Penn Foster’s unaudited financial information as of September 30, 2009.

See accompanying Notes to Unaudited Pro Forma Combined Financial Statements.

THE PRINCETON REVIEW, INC.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2008

(In thousands, except share data)

	Historical Princeton Review Year Ended December 31, 2008 (A)	TSI December 31, 2008 (B)	TPROC December 31, 2008 (C)	Pro Forma Adjustments		Pro Forma Combined	Acquisition Financing		Historical Penn Foster Year Ended December 31, 2008 (D)	Pro Forma Adjustments	Pro Forma Combined
Revenue
Test Preparation Services	$108,454	$2,955	$7,014	$(1,286	)(9)	$117,137	$—		$—	$—	$117,137
SES Services	30,320	—	—	—		30,320	—		—	—	30,320
Penn Foster									89,439		89,439

Total revenue	138,774	2,955	7,014	(1,286)		147,457	—		89,439	—	236,896
Cost of revenue
Test Preparation Services	37,549	872	2,706	—		41,127	—			—	41,127
SES Services	13,598	—	—	—		13,598	—		—	—	13,598
Penn Foster									30,889		30,889

Total cost of revenue	51,147	872	2,706	—		54,725	—		30,889	—	85,614

Gross profit	87,627	2,083	4,308	(1,286)		92,732	—		58,550	—	151,282

Operating expenses
Selling, general and administrative	83,564	1,008	4,293	(985	)(10)	87,880	—		50,362	18,420 (4)	156,662
Restructuring	2,233	—	—			2,233	—		—	—	2,233

Total operating expenses	85,797	1,008	4,293	(985)		90,113	—		50,362	18,420	158,895

Operating income (loss) from continuing operations	1,830	1,075	15	(301)		2,619	—		8,188	(18,420)	(7,613)
Interest expense	(1,005)	—	16	(976	)(11)	(1,965)	(25,751	)(5)	(1,408)	1,408 (5)	(27,716)
Interest income	373	—	—	—		373	—		95	—	468
Other income (expense), net	81	—	(17)	—		64	—		(912)	—	(848)

Income (loss) from continuing operations before income taxes	1,279	1,075	14	(1,277)		1,091	(25,751)		5,963	(17,012)	(35,709)
Provision for income taxes	(1,463)	—	—	(26	)(12)	(1,489)	—		(1,911)	959 (6)	(2,441)

(Loss) income from continuing operations	(184)	1,075	14	(1,303)		(398)	(25,751)		4,052	(16,053)	(38,150)

Loss from discontinued operations	(8,506)	—	—	—		(8,506)	—		—	—	(8,506)

Net (loss) income	(8,690)	1,075	14	(1,303)		(8,904)	(25,751)		4,052	(16,053)	(46,656)
Dividends and accretion on Preferred Stock	(4,695)	—	—	—		(4,695)	(6,571	)(7)	—	—	(11,266)

(Loss) income attributed to common stockholders	$(13,385)	$1,075	$14	$(1,303)		$(13,599)	$(32,322)		$4,052	$(16,053)	$(57,922)

Loss per share
Basic and diluted:
Loss from continuing operations	$(0.15)					$(0.15)					$(1.47)

Weighted average shares used in computing loss per share
Basic and diluted	32,409			1,176	(13)	33,585					33,585

(A)	As reported in Princeton Review’s annual report on Form 10-K, as filed with the SEC.
(B)	Derived from unaudited financial statements of TSI from period January 1, 2008 through March 7, 2008
(C)	Derived from unaudited financial statements of TPROC from period January 1, 2008 through July 24, 2008
(D)	Derived from Penn Foster’s audited financial statements for the year ended December 31, 2008.

See accompanying Notes to Unaudited Pro Forma Combined Financial Statements.

THE PRINCETON REVIEW, INC.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

For the Nine Months Ended September 30, 2009

(In thousands, except share data)

	Historical Princeton Review Nine Months Ended September 30, 2009 (A)	Acquisition Financing		Historical Penn Foster Nine Months Ended September 30, 2009 (B)	Pro Forma Adjustments		Pro Forma Combined
Revenue
Test Preparation Services	$86,673	$—		$—	$—		$86,673
SES Services	23,947			—			23,947
Penn Foster	—	—		73,504	—		73,504

Total revenue	110,620	—		73,504	—		184,124
Cost of revenue
Test Preparation Services	30,719	—		—	—		30,719
SES Services	12,048	—		—	—		12,048
Penn Foster	—	—		24,803	—		24,803

Total cost of revenue	42,767	—		24,803	—		67,570

Gross profit	67,853	—		48,701	—		116,554

Operating expenses
Selling, general and administrative	61,065	—		42,014	7,332	(4)	110,411
Restructuring	5,179	—		—	—		5,179
Acquisition expenses	285	—		—	(285	)(8)	—

Total operating expenses	66,529	—		42,014	7,047		115,590

Operating income (loss) from continuing operations	1,324	—		6,687	(7,047)		964
Interest expense	(681)	(20,691	)(5)	(505)	505	(5)	(21,372)
Interest income	34	—		6	—		40
Other income, net	255	—		8	—		263

Income (loss) from continuing operations before income taxes	932	(20,691)		6,196	(6,542)		(20,105)
Provision for income taxes	(512)			(3,944)	967	(6)	(3,489)

Income (loss) from continuing operations	420	(20,691)		2,252	(5,575)		(23,594)
Income from discontinued operations	280	—		—	—		280

Net income (loss)	700	(20,691)		2,252	(5,575)		(23,314)
Dividends and accretion on Preferred Stock	(3,667)	(5,604	)(7)	—	—		(9,271)

(Loss) income attributed to common stockholders	$(2,967)	$(26,295)		$2,252	$(5,575)		$(32,585)

Loss per share
Basic and diluted:
Loss from continuing operations	$(0.10)						$(0.97)

Weighted average shares used in computing loss per share
Basic and diluted	33,728						33,728

(A)	As reported in Princeton Review’s unaudited Quarterly Report on Form 10Q for the nine months ended September 30, 2009, as filed with the SEC.
(B)	Derived from Penn Foster’s unaudited financial statements for the nine months ended September 30, 2009.

See accompanying Notes to Unaudited Pro Forma Combined Financial Statements.

The Princeton Review, Inc.

Notes to Unaudited Pro Forma Combined Financial Statements

(in thousands)

A summary of the preliminary purchase price allocation for the acquisition of Penn Foster is as follows:

Total cash consideration	$176,264

Preliminary purchase price allocation:
Current assets, excluding deferred taxes	$18,237
Deferred tax assets, current	11,137
Property, plant & equipment	10,068
Identifiable intangible assets	79,700
Other long-term assets	3,524
Current liabilities	(21,575)
Deferred tax liabilities	(23,448)
Other long-term liabilities	(2,756)

Net assets acquired	74,887

Goodwill	$101,377

Current assets acquired from Penn Foster primarily relate to cash, accounts receivable, and inventory. Current liabilities assumed primarily relate to accounts payable, accrued advertising, compensation and other accruals, and deferred revenue. Other long-term assets relate to foreign deferred tax assets and a tax indemnification receivable which is essentially offset by a corresponding assumed tax liability in other long-term liabilities.

The amounts preliminarily assigned to Penn Foster’s identifiable intangible assets acquired are based on their respective fair values determined as of the acquisition date. The excess of the purchase price over the tangible and identifiable assets and liabilities will be recorded as goodwill and amounts to approximately $101.4 million. In accordance with current accounting standards, the goodwill will not be amortized and will be tested for impairment as required by ASC Topic 350, Intangibles-Goodwill and Other.

Pro forma adjustments reflect only those adjustments which are factually determinable and do not include the impact of contingencies which will not be known until the resolution of the contingency. The allocation of the purchase price relating to this acquisition is preliminary, pending the finalization of the Company’s review of certain accounts including the valuation of deferred revenue and the appraisal of identifiable intangible assets.

The unaudited pro forma combined statements of operations and balance sheet reflect the effect of the following pro forma adjustments:

Acquisition Financing

(1)	Adjustment to record cash received from acquisition financing which includes the issuance of long-term debt and preferred stock and the exchange and settlement of outstanding debt under the Wells Fargo credit facility. Adjustments assume the transactions were consummated on September 30, 2009 and include the following:

(a)	Adjustment to record the net proceeds from acquisition financing and settlement of Wells Fargo credit facility:

Net proceeds from issuance of debt and Series E preferred stock	$186,994
Settlement of outstanding Wells Fargo credit facility	(7,831)

$179,163

The Princeton Review, Inc.

Notes to Unaudited Pro Forma Combined Financial Statements

(in thousands)

(b)	Adjustment to record new debt issuance costs of the acquisition financing and write-off of unamortized debt issuance costs from settlement of Wells Fargo credit facility:

Debt issuance costs for new financing	$2,121
Write-off of unamortized Wells Fargo debt issuance costs	(768)

Total adjustment to other assets	$1,353

(c)	Adjustments to record (i) debt obligations incurred from the acquisition financing, excluding bifurcated value associated with Series E Preferred Stock issued in conjunction with junior subordinated debt for no additional consideration, and (ii) settlement of Wells Fargo credit facility:

	(i) New acquisition financing	(ii) Settlement of Wells Fargo facility	Total
Current maturities of long-term debt	$4,000	$(3,000)	$1,000
Long-term debt	142,488	(4,831)	137,657

	$146,488	$(7,831)	$138,657

The final accounting for the financing, including the identification of any embedded derivatives, is not yet completed. Adjustments relating to the fair value of any derivatives will not be made until the accounting is finalized and independent valuations of any embedded derivatives are completed.

(d)	Adjustments to record (i) Series E Preferred Stock issuance, net of issuance costs, (ii) exchange of outstanding Series C Preferred Stock for Series E Preferred Stock and the resulting gain to common shareholders, and (iii) bifurcated value of Series E Preferred Stock issued in conjunction with junior subordinated debt for no additional consideration (see note 1(c)).

	(i) Series E Preferred Stock issuance	(ii) Exchange of Series C for Series E Preferred Stock	(iii) Bifurcated value from junior subordinated debt proceeds	Total
Series C Preferred Stock	$—	$(66,313)	$—	$(66,313)
Series E Preferred Stock	38,352	54,000	4,275	96,627
Additional paid-in capital	—	12,313	—	12,313

	$38,352	$—	$4,275	$42,627

The Princeton Review, Inc.

Notes to Unaudited Pro Forma Combined Financial Statements

(in thousands)

Penn Foster

(2)	Adjustment to record $176,264 of cash paid to Seller to acquire Penn Foster. Outstanding Penn Foster debt was settled at the closing date. Adjustments to reduce long-term debt of $7,817 and short-term debt of $4,103.

(3)	Adjustment to record the fair value of assets acquired and the liabilities assumed, subject to adjustment pending the completion of post-closing review and appraisal of the purchased assets and assumed liabilities. Adjustments assume the acquisition was consummated as of September 30, 2009 and include the following:

(a)	Adjustment to record current deferred tax assets of $11,137 primarily related to acquired deferred revenue offset by an adjustment to eliminate $16,112 of historical current deferred tax assets that existed at September 30, 2009.

(b)	Adjustment to record the increase in fair value of furniture, fixtures, equipment and internally developed software acquired totaling $2,942.

(c)	Adjustment to record goodwill of $101,377 as a result of the purchase consideration in excess of the net fair value of assets acquired and liabilities assumed, partially offset by an adjustment to eliminate $11,251 of historical goodwill that existed at September 30, 2009.

(d)	Adjustment to record the fair value of intangible assets acquired totaling $79,700, partially offset by an adjustment to eliminate $19,617 of historical intangible assets that existed at September 30, 2009.

(e)	Adjustment to record acquired long-term deferred tax assets related to foreign timing differences and to recognize a tax indemnification receivable from the Seller of Penn Foster. These adjustments were partially offset by adjustments to eliminate historical long-term deferred tax assets and unamortized debt issuance costs associated with the payoff of Penn Foster debt that existed at September 30, 2009.

Deferred tax assets acquired	$892
Tax indemnification receivable	2,420
Eliminate historical deferred tax assets	(1,228)
Eliminate unamortized debt issuance costs	(234)

Total adjustment to other assets	$1,850

(f)	Adjustment to reduce deferred revenue acquired to its fair value as of September 30, 2009.

(g)	Adjustment to record the net deferred tax liability of $23,448 related to acquired identifiable intangible assets, and furniture, fixtures, equipment, and software development fair value step-up, offset by an adjustment to eliminate $7,659 of historical deferred tax liabilities that existed at September 30, 2009.

(h)	Adjustment to eliminate historical Penn Foster additional paid-in capital, retained earnings and accumulated other comprehensive gain at September 30, 2009.

(4)	Adjustment to record depreciation and amortization expense for identifiable fixed and intangible assets partially offset by an adjustment to eliminate depreciation and amortization expense related to historical intangible assets of Penn Foster for the year ended December 31, 2008 and the nine months ended September 30, 2009, respectively, as if the acquisition had occurred on January 1, 2008.

The Princeton Review, Inc.

Notes to Unaudited Pro Forma Combined Financial Statements

(in thousands)

	Year Ended December 31, 2008	Nine Months Ended September 30, 2009
Amortization of acquired intangible assets	$19,038	$8,181
Depreciation of acquired fixed assets	2,058	1,170
Elimination of historical depreciation and amortization	(2,676)	(2,019)

Total adjustment to depreciation and amortization	$18,420	$7,332

The allocation of the purchase price to tangible and identifiable intangible assets acquired and liabilities assumed is preliminary pending finalization of the evaluation of estimates of future revenues and earnings to determine a discounted cash flow valuation of certain intangibles that meet the separate recognition criteria of ASC Topic 805, Business Combinations. Princeton Review’s preliminary assessment is that the acquired identifiable intangible assets with definitive lives will be amortized on an accelerated basis over periods ranging from 3 to 7 years. Based on this preliminary assessment, it is expected that Princeton Review’s amortization expense will increase over the next five years as follows:

2010	$18,360
2011	10,626
2012	7,307
2013	4,892
2014	3,202

(5)	Adjustment to record interest expense on new debt obligations partially offset by an adjustment to eliminate historical debt interest related to Princeton Review and Penn Foster for the year ended December 31, 2008 and for the nine months ended September 30, 2009, respectively.

	Year Ended December 31, 2008	Nine Months Ended September 30, 2009
Interest expense for new financing	$(26,729)	$(21,290)
Elimination of historical Princeton Review interest	978	599

Acquisition financing subtotal	(25,751)	(20,691)
Elimination of historical Penn Foster interest	1,408	505

Total adjustment to interest expense	$(24,343)	$(20,186)

For purposes of calculating the pro forma interest expense adjustments for the new financing, the Company used the following rates as stipulated in the underlying agreements:

	Year Ended December 31, 2008	Nine Months Ended September 30, 2009
Credit agreement term loan (rate in effect at closing)	8.25%	8.25%
Senior subordinated debt	17.50%	17.50%
Junior subordinated debt	17.50%	17.50%
Bridge note	15.50%	17.50%

The Princeton Review, Inc.

Notes to Unaudited Pro Forma Combined Financial Statements

(in thousands)

The actual effective interest rates for the above debt obligations are slightly higher, after factoring in the amortization of debt discounts and debt issuance costs. The overall effective rate on the new financings was 16.8% and 17.5% for the year ended December 31, 2008 and the nine months ended September 30, 2009, respectively.

The credit agreement term loan bears interest at a variable rate based upon, at the Company’s option, either LIBOR or a base rate, plus an applicable margin. If the interest rate used in the pro forma calculation increased by 1/8%, annualized interest expense would increase by $50.

(6)	Adjustment to eliminate Penn Foster’s estimated provision for federal income taxes due to sufficient federal net operating loss carry forwards of Princeton Review to offset taxable income generated by Penn Foster. For the twelve months ended December 31, 2008, the reduction in expense was partially offset by an adjustment to increase Penn Foster’s provision for income taxes related to certain tax reserves required if an accounting standard related to accounting and reporting for uncertainties in income taxes was adopted as of January 1, 2008. As a private company, Penn Foster was not required to adopt the accounting standard until January 1, 2009.

(7)	Adjustment to record dividend accretion on $96,627 of outstanding Series E Preferred Stock at an effective rate of 11.0%, compounded annually, partially offset by an adjustment to eliminate the historical dividend accretion on the Series C Preferred Stock for the year ended December 31, 2008 and the nine months ended September 30, 2009, respectively.

	Year Ended December 31, 2008	Nine Months Ended September 30, 2009
Series E Preferred Stock accretion	$(11,266)	$(9,271)
Elimination of historical Series C Preferred Stock accretion	4,695	3,667

Total adjustment to dividends and accretion on Preferred Stock	$(6,571)	$(5,604)

(8)	Adjustment to eliminate historical acquisition expenses related to the acquisition of Penn Foster.

TSI and TPROC

(9)	Adjustment to eliminate franchise royalty income for Princeton Review and income for services provided to Princeton Review by TPROC.

(10)	Adjustment to eliminate historical franchise royalty expense and an adjustment to intangible amortization, which is based on the estimated fair value of acquired intangible assets.

Year Ended December 31, 2008
Amortization of TSI acquired franchise rights	$128
Amortization of TPROC acquired franchise rights	271
Elimination of TSI historical intangible amortization	(46)
Elimination of TPROC historical intangible amortization	(52)
Elimination of TSI royalties and related franchise fees	(317)
Elimination of TPROC royalties and related franchise fees	(969)

Total adjustment to selling, general, and administrative expense	$(985)

The Princeton Review, Inc.

Notes to Unaudited Pro Forma Combined Financial Statements

(in thousands)

Amortization of the franchise rights in the pro forma financials is based on an expected life of 17 years for TSI and 28 years for TPROC, which are the respective average remaining lives of the franchise rights acquired. The fair value of the franchise rights acquired from TPROC and TSI are $13.3 million and $13.1 million, respectively.

(11)	Adjustment to interest expense:

Year Ended December 31, 2008
Interest expense on debt assumed to finance TPROC acquisition under Credit Agreement	$(960)
Elimination of TPROC interest expense related to debt forgiven as purchase consideration	(16)

Total pro forma adjustment to interest expense	$(976)

The pro forma interest expense under the Credit Agreement was computed using the interest rate in effect as of the effective date of the TPROC acquisition.

(12)	The pro forma adjustment to the provision for income taxes is for the estimated state income tax expense for the incremental income before taxes from the sum of the historical TSI statement of operations and the pre-tax impact of all the pro forma adjustments. The tax adjustment was computed using an estimated state tax rate of 2.7%. An adjustment for state tax expense is not necessary for TPROC as Princeton Review has sufficient state net operating loss carry forwards to offset any resulting state tax liability in the jurisdictions in which TPROC operates. An adjustment for federal taxes is not necessary as Princeton Review has sufficient federal net operating loss carry forwards to offset any resulting federal tax liability for TPROC and TSI. The adjustment for estimated state income tax expense was computed as follows:

Year Ended December 31, 2008
Historical income before taxes for TSI	$1,075
Pre-tax impact of pro forma adjustments	(128)

Incremental income before taxes	947
Estimated effective state tax rate	2.7%

Estimated pro forma tax adjustment	$(26)

The Princeton Review, Inc.

Notes to Unaudited Pro Forma Combined Financial Statements

(in thousands)

(13)	Issuance of additional shares of common stock of Princeton Review in connection with acquisitions:

Year Ended December 31, 2008
Shares issued in connection with TPROC acquisition	403
Shares issued in connection with TSI acquisition	773

Total adjustment to shares outstanding	1,176

The shares issued as a result of the TSI and TPROC acquisitions are included in the total shares outstanding in Princeton Review statement of operations for the year ended December 31, 2008 on a weighted average basis. The pro forma adjustment to shares outstanding for the year ended December 31, 2008 relating to the TSI and TPROC acquisitions represent the weighted average shares for the period from January 1, 2008 to the respective acquisition dates.